Results of Proxy Voting

A special meeting of shareholders of the series of the Trust was held on April 20, 2015. The special meeting was held for the purpose of electing six (6)
Trustees to the Trusts Board of Trustees. Shareholders of all series of the Trust voted together on the proposal, and elected the following six (6) Trustees at the special meeting

George E. Borst

Jennifer Holden Dunbar

Douglas M. Hodge

Gary F. Kennedy

Peter B. McCarthy

Ronald C. Parker

The results of the proxy solicitation on the preceding matter were as follows:

IMCO ETF Trust
Trustee Nominee          For          Withheld
George E. Borst          116,365,075  2,628,402
Jennifer Holden Dunbar   116,411,686  2,581,791
Douglas M. Hodge         91,258,043   27,735,434
Gary F. Kennedy          116,421,878  2,571,599
Peter B. McCarthy        116,389,352  2,604,125
Ronald C. Parker         116,387,168  2,606,309


Certain series of the Trusts shares were held by PIMCO advised funds or accounts for which PIMCO had discretionary authority to vote proxies. Accordingly, PIMCO voted such shares in proportion to the votes of all other Trust shareholders voting on the proposal.